SUPPLEMENT TO PROXY STATEMENT



         The following information supplements the information contained in the proxy statement ("Proxy Statement") of Top Source Technologies, Inc. (the "Company"), dated November 6, 1998 and issued in connection with the annual meeting of stockholders scheduled to be held on December 15, 1998. The information contained in this Supplement relates to recent events which stockholders should consider in connection with their vote on the issues to be presented at the meeting. Any stockholder who has voted by submitting a proxy may revoke that proxy by voting on the new proxy card enclosed with this mailing or by attending the annual meeting and voting in person on the matters to be presented.

         The Company recently sold $3,500,000 of its Series B Convertible Preferred Stock ("Series B Preferred") to a trust in which Mr. G. Jeff Mennen, a director of the Company is one of the co-trustees, and the beneficiary is a member of Mr. Mennen's immediate family (the "Mennen Trust"). The Series B Preferred is convertible on or after November 1, 1999 into a number of shares of common stock computed by dividing the stated value of $1,000 per share (the "Stated Value") by 85% of the closing bid price of the common stock on the previous trading day (the "Conversion Price"). The Company has the option to redeem the Series B Preferred at 110% of Stated Value plus accrued dividends at any time before May 1, 1999, and at a price of 115% of Stated Value plus accrued dividends commencing on May 1, 1999 and expiring on October 27, 1999. The Series B Preferred pays a dividend of 9% per annum in cash or, if the Company is unable to pay cash, in shares of common stock. The number of shares of common stock to be issued in such event shall equal the sum of: (A) the amount of the dividend times the Conversion Price plus (B) 25% of the amount obtained in clause (A). As additional consideration, the Company issued to the Mennen Trust 350,000 warrants to purchase the Company's common stock exercisable over a 10-year period at a price of $1.93 per share (which is equivalent to $1.00 above the closing price on the day of consummation of the Series B Preferred sale transaction). Additionally, if the Series B Preferred has not been redeemed or converted into common stock on or before May 1, 1999 (which conversion requires the Company's consent), the Company shall issue to the Mennen Trust an additional 50,000 10-year warrants exercisable at a price of $.50 per share above the closing price of the Company's common stock on April 30, 1999. Not later than November 30, 1999, the Company has agreed to file a registration statement to cover the public sale of the shares of common stock issuable on conversion of the Series B Preferred and exercise of the warrants. The Company consummated this transaction after diligently and actively seeking alternative financing sources and concluding that the proposal was superior to competing offers available in strict arms-length transactions. The board of directors voted unanimously to approve the sale of the Series B Preferred with Mr. Mennen abstaining.

         Following the closing of the Series B Preferred sale, the Company redeemed one-half or $500,000 Stated Value of the existing Series A Convertible Preferred Stock ("Series A Preferred") by paying the holders an aggregate purchase price of $600,000. The holders also agreed not to convert $350,000 Stated Value of Series A Preferred until after March 31, 1999 (and the Company retained the right to redeem $350,000 Stated Value of Series A Preferred Stock at a 20% premium above Stated Value at any time on or before March 31, 1999). The remaining $150,000 Stated Value of Series A Preferred was converted into an aggregate of 412,970 shares of common stock in accordance with the terms of the Series A Preferred. As consideration for the delay in converting $350,000 Stated Value of the Series A Preferred, the Company issued to the two holders thereof, five-year warrants to purchase an aggregate of 25,000 share of common stock exercisable at $.8937 per share commencing in April 1999.

         The Company has restructured substantially all of its outstanding $3,020,000 of convertible notes (the "Notes"). With a portion of the proceeds from the Series B Preferred, the Company prepaid an aggregate of $750,000 principal amount of Notes for $500,000 resulting in a savings of $250,000 in principal amount (not including future debt service costs). In connection with the discounting of these Notes, the Company issued to the noteholders warrants to purchase an aggregate of 250,000 shares of the Company's common stock exercisable over a five-year period at $1.78 per share. The Company has agreed to register the shares of common stock issuable upon exercise of the warrants. In addition, the Agent for holders of an aggregate of $2,270,000 of the Notes (the "Second Group") has entered into a non-binding letter of intent with the Company providing for prepayment of $749,100 principal amount of the Notes (at the rate of $.33 per $1.00 of principal) on December 15, 1998. This payment is not contingent on stockholder approval of the sale of the Top Source Automotive, Inc. ("TSA") assets to NCT Audio, Inc. Additionally, the letter of intent provides that the Company shall make an additional prepayment of $839,900 principal amount of the Notes (at the rate of $.37 per $1.00 of principal) if the stockholders of the Company approve the sale of TSA assets. Assuming that the Second Group enters into a definitive Amendment to the Note Purchase Agreement (the "Amendment") and the Notes are redeemed, the Second Group will continue to hold Notes in the principal amount of $681,000. The letter of intent also provides for a modification of the Second Group's remaining Notes upon the contemplated prepayment by reducing the interest rate from 9% per annum to 5% per annum and reducing the conversion price from $10.00 per share to $2.00 per share. The letter of intent also provides that the Second Group will provide a waiver of certain restrictive provisions of the Note Purchase Agreement, including the requirement that the Company maintain a 1.5 to one debt to equity ratio, which waiver shall continue through and including September 30, 1999 which is the conclusion of the Company's current fiscal year. There can be no assurances that the Amendment will be executed or that the transactions contemplated by the letter of intent will be consummated.

         The Company has also obtained a waiver from its principal lender, NationsCredit Commercial Funding ("NationsCredit"), of the financial covenant precluding the Company from having a loss of more than $2,000,000 in a fiscal year. This waiver is conditioned upon the Company obtaining stockholder approval of the TSA transaction on or before December 31, 1998. In conjunction with such waiver, the Company paid NationsCredit a fee of $25,000 and agreed to collaterally assign a $250,000 certificate of deposit to NationsCredit if the Company's stockholders approve the TSA transaction prior to December 31, 1998.

         The effect of the foregoing transactions is to improve the Company's liquidity. Stockholders should consider all of the above information in connection with their voting decision on the matters to be presented at the December 15, 1998 meeting. To the extent that any information contained in the November 6, 1998 Proxy Statement has not been modified by the foregoing transactions, such information remains accurate and is incorporated by reference in this supplement.







William C. Willis, Jr.
Chairman, President and CEO


Dated:  November 23, 1998





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